Exhibit 10.9

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”), made and entered into as of December 9, 2008 (the “Effective Date”) by and among Larry T. Kuglar, a resident of the State of Georgia (“Employee”), SouthCrest Financial Group, Inc. (f/k/a Upson Bankshares, Inc. which was f/k/a First Polk Bankshares, Inc.), a Georgia corporation (“SouthCrest”), and The First National Bank of Polk County, a national banking association (“Bank”) (collectively, SouthCrest and Bank are the “Employer”).

W I T N E S S E T H:

WHEREAS, Employer currently employs Employee as the President and Chief Executive Officer of SouthCrest and the President and Chief Executive Officer of Bank pursuant to that certain employment agreement between Employer and Employee dated September 29, 2004 (the “Employment Agreement”);

WHEREAS, Employer and Employee desire to continue such employment;

WHEREAS, Employer and Employee now desire to revise the Employment Agreement to reflect the change in the name of “Upson Bankshares, Inc.” to “SouthCrest Financial Group, Inc.”; and

WHEREAS, Employer and Employee also desire to amend the Employment Agreement primarily so that the payments and benefits under the Employment Agreement comply with, or are exempt from, the rules of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the continued employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to modify the Employment Agreement as follows, effective as of January 1, 2009:

1.             By substituting each reference to “Upson Bankshares, Inc.” with a reference to “SouthCrest Financial Group, Inc.” and each reference to “Upson” with a reference to “SouthCrest” wherever such references appear in the Employment Agreement.

2.             By adding the following to the end of the existing Section 4:

“All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred or in-kind benefits provided in one taxable year affect the expenses eligible for reimbursement or the in-kind benefits provided, as applicable, in any other taxable year.  The right to a reimbursement or an in-kind benefit under this Agreement will not be subject to liquidation or exchange for another benefit.”

3.             By deleting the existing Section 12.5 and substituting therefor the following:

“12.5           If this Agreement and Employee’s employment are terminated either (i) by the Employer at any time for any reason other than for Cause or (ii) by Employee upon the Employer’s breach of this Agreement; then Employer, as Employer’s sole remaining obligation under this Agreement, shall: (i) pay Employee’s Base Salary to Employee for the remaining months of the term of this Agreement in substantially equal monthly installments beginning with the month following the month of Employee’s termination of employment at the Base Salary rate then in effect; (ii) reimburse Employee for the cost of COBRA health continuation coverage for Employee for the lesser of (a) the remaining term of this Agreement, or (b) the period during which Employee is entitled to COBRA health continuation coverage from the Employer, provided that, in either case, Employee must elect such coverage and pay the applicable premium; and (iii) pay to Employee the cost for term life insurance coverage provided by the Employer to the Employee for the remaining months of the term of this Agreement in substantially equal monthly installments beginning with the month following the month of Employee’s termination of employment in an amount not to exceed the monthly cost of premiums for such coverage in effect on the effective date of termination.”

4.              By adding the following immediately following the phrase “pursuant to Section 12.4” in Section 12.6: “, or for any reason other than pursuant to Section 12.2,”.

5.             By adding the following new Section 12.7:

“12.7           Notwithstanding anything in this Agreement to the contrary (i) Employee shall be treated as having incurred a termination of employment hereunder, and shall be entitled to payments and benefits under Section 12.5 or 15.3, as applicable, only if he has incurred a ‘separation from service,’ within the meaning of Section 409A of the Internal Revenue Code, as amended (the ‘Code’), from SouthCrest and the Bank and all affiliated companies that, together with SouthCrest and the Bank, constitute the ‘service recipient’ within the meaning of the regulations issued under Code Section 409A; and (ii) if Employee is a ‘specified employee’ within the meaning of Code Section 409A, at the date of his termination of employment, then any payments made in connection with Employee’s termination of employment that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to Employee during the seventh month following the date of his termination of employment.”

6.             By deleting the existing Section 15.2 and substituting therefor the following:

“15.2           ‘Change in Control’ shall be deemed to have occurred during the term of this Agreement if:

15.2.1      on or after January 1, 2009 (the ‘Amendment Date’), any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value of the stock of SouthCrest or Bank prior to such acquisition), acquires stock of SouthCrest or the Bank, as applicable, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of SouthCrest or the Bank, as applicable;

15.2.2      within any twelve-month period (beginning on or after Amendment Date), a majority of members of SouthCrest’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of SouthCrest’s Board of Directors before the date of the appointment or election;

15.2.3      within any twelve-month period (beginning on or after the Amendment Date), any one person, or more than one person acting as a group, acquires ownership of stock of SouthCrest possessing thirty percent (30%) or more of the total voting power of the stock of SouthCrest; or

15.2.4      within any twelve-month period (beginning on or after the Amendment Date), any one person, or more than one person acting as a group, acquires assets of SouthCrest or the Bank, as applicable, that have a total gross fair market value of eighty-five percent (85%) or more of the total gross fair market value of all of the assets of SouthCrest or the Bank, as applicable, immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change in Control under this subsection 15.2.4:

(i)              a shareholder (determined immediately before the asset transfer) of SouthCrest or the Bank in exchange for or with respect to its stock;

(ii)             an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by SouthCrest or the Bank;

(iii)            a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of SouthCrest or the Bank; or

(iv)           an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above subsection 15.2.4(iii).

For purposes of this Section 15.2, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Employer, to the extent provided under Code Section 409A.”

7.             By deleting the first clause of Section 15.3 up through and including the phrase “(‘Termination of Employment’)” and substituting therefor the following:

“In the event of a Change in Control, if Bank terminates Employee without Cause contemporaneously with or subsequent to the Change in Control, or if Bank takes any action specified in Section 15.4 of this Agreement during the term of this Agreement contemporaneously with or subsequent to a Change in Control and Employee terminates his employment contemporaneously with or subsequent to such action and, in either case, Employee’s termination of employment occurs within two (2) years following the Change in Control (‘Termination of Employment’)”.

8.             By deleting the last sentence of Section 15.3 and substituting therefor the following:

“In the event the Aggregate Severance is required to be reduced pursuant to this Section, the portions of the Aggregate Severance paid or provided latest in time will be reduced first and if portions of the Aggregate Severance to be paid or provided at the same time must be reduced, noncash benefits will be reduced before cash payments.”

9.             By deleting the first sentence of the existing Section 15.4 and substituting therefor the following:

“During the remaining term of this Agreement following the effective date of a Change in Control, if the Bank takes any of the following actions and Employee terminates his employment contemporaneously with or subsequent to such action and such termination occurs within two (2) years following the Change in Control, such termination shall be deemed to be a termination of employment by Employer without Cause.”

10.           By deleting the last sentence of the existing Section 15.4 and substituting therefor the following:

“In any such event, if Employee terminates his employment contemporaneously with or subsequent to such action and such termination occurs within two (2) years following the Change in Control, Employee shall be entitled to all payments provided for in Section 15.3 of this Agreement.”

[SIGNATURES ON THE NEXT PAGE]

           IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

“Employee”

/s/ Deborah L. Putnal	/s/ Larry T. Kuglar		(SEAL)
Witness	Larry T. Kuglar

“SouthCrest”

ATTEST	SouthCrest Financial Group, Inc.

	By:	/s/ Douglas J. Hertha
/s/ Michael Hobbs	Its:	Senior Vice President
(CORPORATE SEAL)
“Bank”

ATTEST	The First National Bank of Polk County

	By:	/s/ Patsy Campbell
/s/ David Lee	Its:	Vice President/Board Secretary
(CORPORATE SEAL)

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